Exhibit 10.3

NOTICE OF RESTRICTED STOCK UNIT AWARD

under the

2008 ALBEMARLE CORPORATION INCENTIVE PLAN

This AWARD, made as of the 12th day of March 2010, by Albemarle Corporation, a Virginia corporation (the “Company”), to                    (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2008 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Restricted Stock Units

1.	Grant Date. Pursuant to the Plan, the Company, on March 12, 2010 (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of Restricted Stock Units, subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.	Accounts. Restricted Stock Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant. A Participant’s Account shall be the record of Restricted Stock Units granted to the Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

3.	Terms and Conditions. Except as otherwise provided herein, the Restricted Stock Units shall remain nonvested and subject to substantial risk of forfeiture.

Valuation of Restricted Stock Units

4.	Value of Units. The value of each Restricted Stock Unit on any date shall be equal to the value of one share of the Company’s Common Stock on such date.

5.	Value of Stock. For purposes of this Award, the value of the Company’s Common Stock is the Fair Market Value of the Stock (as defined in the Plan) on the relevant date.

Vesting of Restricted Stock Units

6.	Vesting. Participant’s interest in the Restricted Stock Units shall become vested and non-forfeitable in three (3) increments as of the third, fourth and fifth anniversaries of the Grant Date, such that X,000 shares of Restricted Stock Units will vest on March 12, 2013, X,000 shares of Restricted Stock Units will vest on March 12, 2014, and the final X,000 shares of Restricted Stock Units will vest on March 12, 2015.”)

Termination of Employment During the Vesting Period

7.	Death or Disability. Anything in this Notice of Award to the contrary notwithstanding, if Participant dies or becomes Disabled while in the employ of the Company and prior to the forfeiture of the Restricted Stock Units under paragraph 8, all Restricted Stock Units that are forfeitable shall become non-forfeitable as of the date of Participant’s death or Disability, as the case may be. For purposes of this Award, “Disabled” means a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

8.	Forfeiture. Subject to paragraph 18 hereof, all Restricted Stock Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason except the Participant’s death or Disability.

Payment of Awards

9.

Time of Payment. Payment of Participant’s Restricted Stock Units shall be made as soon as practicable after the Units have become non-forfeitable, but in no event later than March 15th of the calendar year after the year in which the Units become non-forfeitable.

10.	Form of Payment. The vested Restricted Stock Units shall be paid in whole shares of the Company’s Common Stock.

11.	Death of Participant. If Participant dies prior to the payment of his or her non-forfeitable Restricted Stock Units, such Units shall be paid to his or her Beneficiary. Participant shall have the right to designate a Beneficiary on a form filed with the Committee. If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to the Participant’s estate.

12.	Taxes. The Company will withhold from the Award the number of shares of Common Stock necessary to satisfy tax-withholding requirements.

General Provisions

13.	No Right to Continued Employment. Neither this Award nor the granting or vesting of Restricted Stock Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

14.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

15.	Governing Law. This Award shall be governed by the laws of the Commonwealth of Virginia and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or federal courts located within the Commonwealth of Virginia.

16.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

17.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

18.	Change in Control. Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan) prior to the forfeiture of the Restricted Stock Units under paragraph 8, the Participant’s Restricted Stock Units shall be fully vested and paid.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

ALBEMARLE CORPORATION

By: